Exhibit 99.1(a)
Fourth Quarter 2022 Earnings Prepared Comments
Brandon Ayache, Celanese Corporation, Vice President, Investor Relations
This is the Celanese Corporation fourth quarter 2022 earnings prepared comments. The Celanese Corporation fourth quarter 2022 earnings release was distributed via Business Wire this afternoon and posted on our investor relations website, investors.celanese.com. As a reminder, some of the matters discussed below may include forward-looking statements concerning, for example, our future objectives and plans. Please note the cautionary language contained at the end of these comments. Also, some of the matters discussed include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our investor relations website under Financial Information/Non-GAAP Financial Measures. The earnings release and non-GAAP information and the reconciliations are being furnished to the SEC in a Current Report on Form 8-K. These prepared comments are also being furnished to the SEC in a separate Current Report on Form 8-K.
On the earnings conference call tomorrow morning, management will be available to answer questions.

Lori Ryerkerk, Celanese Corporation, Chair of the Board and Chief Executive Officer
Today, I am pleased to report 2022 adjusted earnings of $15.88 per share, the second highest in our history, and free cash flow of $1.3 billion. Our 2022 adjusted earnings per share was within 12 percent of our all-time high delivered in 2021 and 44 percent higher than our next best year. Despite the impact of elevated volatility in 2022 across raw materials, energy, supply chain, and foreign currency as well as fourth quarter earnings that came in below our expectations, our teams continue to demonstrate a long-term underlying lift in the earnings power of Celanese.
Our teams executed on numerous strategic projects to support continued growth in our earnings power. To highlight a few achievements in 2022, we:
•announced the acquisition of the Mobility & Materials (M&M) business of DuPont and finalized pre-integration work and regulatory reviews to close within 9 months of signing;

•set new annual and quarterly adjusted EBIT records for Engineered Materials (EM) which were records even when excluding the earnings contribution from the Santoprene and M&M acquisitions;
•completed the full systems integration of Santoprene, less than a year after closing the transaction;
•completed the restructuring of KEPCO to a manufacturing joint venture and fully transitioned our half of commercial volumes to EM, enabling us to independently market this volume in our network;
•initiated and completed a strategic overhaul of the acetate flake and tow products as part of the Acetyl Chain (AC) which will deliver significant earnings expansion in 2023;
•successfully executed a series of transactions across the year to issue approximately $11 billion in debt in a particularly challenging debt market;
•substantially progressed on low-capital projects which will be complete this year and further elevate our Clear Lake site, including a new 1.3 million ton acetic acid facility and an expansion of our Fairway Methanol facility; and
•enhanced our sustainability as we launched several bio-based and recycled-content products, published an improved 2021-2022 Sustainability Report along with a comprehensive Sustainability Index, and lifted our third-party ESG ratings.
We demonstrated agility in navigating what was an exceptionally challenging end to 2022. Across the fourth quarter, and December in particular, our businesses faced a series of external headwinds including:
•customer destocking which accelerated across most products and applications as the quarter progressed;
•poor demand across Asia due to very limited construction activity that worsened with a resurgence of COVID across China;
•challenging competitive dynamics in Europe, particularly for EM, driven by an increase in Asian exports to the region; and
•Winter Storm Elliott which resulted in precautionary outages across our U.S. Gulf Coast production network in the second half of December.

Amid these dynamics, our teams delivered fourth quarter adjusted earnings per share of $1.44 (inclusive of approximately $0.20 per share of M&M transaction amortization1). While we successfully offset a significant portion of these headwinds, our fourth quarter results fell slightly short of our own expectations and 4 percent below our adjusted earnings per share guidance range. The extent and timing of these headwinds, particularly Winter Storm Elliott, were clearly unfortunate.
Our focus remains on building momentum. We are confident that the first quarter, particularly the back half of the quarter, will represent an inflection point across EM (both legacy EM and M&M) and AC. Many of the external challenges we have faced over the last few months are beginning to show signs of improvement and we are taking actions to address those which still persist today. We are also starting to see improvement in underlying business conditions. Our March order books are currently filling at a rate more consistent with past years and normalized demand conditions. We expect these real-time dynamics will translate into upward momentum from the end of the first quarter into the second quarter.
Let me talk through recent dynamics we are seeing across the first quarter of 2023 for each of our three overarching objectives.
The Acetyl Chain (AC) generated fourth quarter adjusted EBIT of $242 million and operating EBITDA of $294 million at margins of 21 and 26 percent, respectively. These results were delivered despite sequentially weaker demand and pricing conditions due to typical year-end seasonality, global destocking, and the resurgence of COVID in China as well as the impact of Winter Storm Elliot on our U.S. Gulf Coast production. I want to congratulate the AC team for delivering performance results in the upper half of our fourth quarter guidance range despite these macro headwinds. Their impressive full year result of over $1.8 billion in operating EBITDA is the second highest performance in AC history.
1 Calculated as intangible amortization from the M&M transaction divided by diluted weighted average shares outstanding

AC delivered resilient fourth quarter earnings that were better than the sub-foundational demand conditions warranted. In fact, our global volumes in the fourth quarter fell to similar demand levels experienced at the peak of COVID in the first half of 2020. Across the quarter we saw destocking to varying degrees across all three regions. The destocking was most pronounced in Europe where fourth quarter volume was the lowest in over a decade and was down by over 20 percent versus levels in the first half of 2022, before destocking started. In China, the destocking that began in the third quarter continued through the entirety of the fourth quarter and was amplified by a resurgence in COVID. In the Americas, where demand had been more resilient, we saw some customer destocking begin in December. Our fourth quarter earnings, which should represent a trough, is approximately $60 million higher than the previous trough we saw during the height of COVID in the second quarter of 2020, despite similar volume. As our team has demonstrated over the last decade, the peaks and troughs of AC earnings continue to be reset to new levels.
As a result of anemic demand and fairly stable industry supply, China acetic acid pricing remained at the cost curve across the quarter. While our China acetyls production was still profitable due to our technology, scale, and cost advantages, our fourth quarter average acetic acid variable margin in China was the lowest since the second quarter of 2017. In that quarter in 2017, legacy AC generated approximately $130 million in EBIT. By comparison, our performance in the fourth quarter demonstrates our improved ability to operate this business profitably in poor demand environments, due in part to our learnings from COVID. We have been decisive and agile in aligning our production with the needs of the market. At different points in the fourth quarter, we deliberately idled each of our five major acetyls production units in China. These actions were in addition to the Frankfurt VAM unit which we kept idle for the entirety of the quarter.
In late December, we also made the decision to proactively shut down all three of our U.S. Gulf Coast production sites ahead of Winter Storm Elliott. As a result of the storm, we lost over 130 kt of production across our most cost advantaged production facilities and faced widespread supply chain challenges. The total financial impact of the storm was roughly $15 million, including approximately $10 million for fixed overhead, freeze-related repairs, and restart costs which we excluded from our adjusted earnings. The remaining $5 million impact reflected lost sales within the last two weeks of the quarter. I thank our teams for taking action ahead of the storm to avoid any serious damage to our Gulf Coast network. The impacted facilities were all operating again at the start of the year and our team is flexing our global production network and sourcing to mitigate the impact of lost production on first quarter sales.

Finally, our acetate flake and tow products delivered fourth quarter variable margin contribution and dividends from affiliates that were largely in line with the third quarter. Looking forward, I am pleased to share that we have successfully completed our strategic overhaul of flake and tow and fully expect to deliver an earnings contribution from those products that will exceed our 2021 investor day guidance of $245 million in 2023. A majority of our contracts reset in January with restored margins as well as mechanisms in place that will protect our margins amid future cost variability. We have also restructured our volume commitments to allow us greater flexibility to operate flake and tow as derivatives of acetic acid, and to create additional opportunistic value across our now expanded AC network going forward.
As an additional expansion of our downstream AC network, we very recently completed an ultra-low capital project to unlock additional needed EVA capacity at our Edmonton facility. We successfully repurposed existing manufacturing and infrastructure assets that will provide approximately 35 percent of incremental EVA capacity to meet increasing demand, particularly in solar panels. The earnings contribution from that project will ramp up across the second quarter.
Looking forward, the challenging dynamics we saw across the fourth quarter and January appear to have hit an inflection point as we transition into March. In China, after seven consecutive months of deteriorating acetic acid prices, demand has stabilized coming out of Chinese New Year and destocking looks to be largely complete. China acetic acid pricing has improved by over 5 percent in recent weeks as we enter the season for scheduled industry turnarounds. In Europe, demand is also expected to improve sequentially and the March order book indicates demand patterns approaching historical levels. As a result, we are pleased to share that we have initiated the startup of our Frankfurt VAM plant and anticipate that it will be in operation by the end of the first quarter and contribute to earnings growth in the second quarter. Partially offsetting these regional improvements is accelerated destocking we are seeing in the Americas in paints and coatings and construction applications. Inclusive of these dynamics and a stronger order book across March, we expect AC to deliver first quarter adjusted EBIT between $275 and $300 million and a seasonally adjusted start to the year that is consistent with the foundational earnings power of the business that we have previously outlined.
Engineered Materials (EM) delivered fourth quarter adjusted EBIT of $138 million and operating EBITDA of $228 million, inclusive of contributions of $9 million and $56 million from M&M, respectively. EM fourth quarter net sales of $1.2 billion increased by 33 percent sequentially, primarily due to an M&M fourth quarter net sales contribution of $430 million. EM also reported a 34 percent sequential increase in volume, reflective of the impact of M&M volume in November and December and a 12 percent sequential volume decline in legacy EM. Exclusive of the contribution from M&M, EM fourth quarter adjusted EBIT of $129 million declined by $77 million sequentially due to a $38 million sequential decline in affiliate earnings, weak underlying demand beyond normal seasonality, destocking across most end-markets, and challenging competitive dynamics in Europe. Despite these near-term headwinds, EM delivered full year adjusted EBIT of $779 million and operating EBITDA of $992 million, new records exceeding our previous records by over $80 million, respectively. To highlight the ongoing growth of our organic business, we also set records for those figures even when excluding 2022 contributions from the Santoprene and M&M acquisitions.
Let me cover these recent challenges in more detail, as well as what we are seeing that gives us confidence in earnings growth in the first quarter. To avoid confusion this quarter, my comments here will focus on the dynamics impacting the legacy EM business (prior to contributions by M&M). In the fourth quarter we had anticipated a high-single digit sequential volume decline due to the combination of seasonality and softer fundamental demand in some non-auto end-markets. As the quarter progressed, weak demand extended beyond normal seasonality (typically 5 percent of total volume) as a result of destocking along the value chain. Globally, virtually all of our key end-markets showed sequential volume declines led by industrial construction, electronics, and non-implant medical applications. Our teams worked to shift volumes across our diversified end-market base, but were limited by widespread destocking, particularly in December. Our medical implant business, which is tied to elective procedures, was an area of sequential volume growth in the fourth quarter, after returning to pre-COVID volumes in the third quarter.
In auto specifically, significant destocking, particularly in the Western Hemisphere, resulted in fourth quarter volume trends for EM that were below industry build rates. Auto dynamics in the quarter were very reminiscent of the fourth quarter of 2021, when auto builds sequentially improved but destocking occurred nonetheless. As with that quarter, we expect this auto destocking cycle to be relatively short-lived and expect EM to return to a cadence of outperforming underlying auto builds across 2023. Soft auto demand across the West was partially offset by Asia, where we delivered performance that surpassed China's sequential auto build rates. Our resilience in Asia continues to be supported by our penetration in the rapidly growing electric vehicle market. The continued strength of our auto business in Asia helped to offset softness in most other end-markets across that region.
Soft demand dynamics across Asia, which really accelerated in the third quarter with new COVID lockdowns in China, resulted in a glut of excess capacity in the region. With improved global supply chain conditions, this translated to significant volume of several polymers being shipped to Europe rather than meeting demand in Asia. While this impacted the supply and demand dynamics for many polymers in Europe in the fourth quarter, the most acute impact was on European POM because of its heavier reliance on currently disadvantaged energy costs. Though our Frankfurt POM plant was still profitable, our pricing and energy surcharge were competitively challenged in certain standard applications where we elected to let volume go. Our team remained agile in selected areas to preserve our positions, which was a primary factor in EM pricing that declined 1 percent sequentially. We immediately reduced our operating rates in the fourth quarter to align with demand and to not build higher-cost inventory. We also accelerated a Frankfurt POM turnaround that was scheduled for 2023 into the fourth quarter to position us to capture incremental value when demand recovers. In January, natural gas prices fell and we are actively working to competitively position a lower energy surcharge. Additionally, we believe the supply and demand balances are improving in Asia coming out of Chinese New Year and anticipate that once shipments out of Asia fall, competitive dynamics in Europe should improve a few months later due to transit time.
We are encouraged by signs of demand improvement in our March order book. It appears that destocking activity in the Western Hemisphere is ramping down. As a result, in most non-auto applications we have line of sight, based on the March order book, of sequential volume growth in both Europe and the Americas from the fourth quarter. This will be partially offset by sequentially lower volume expected in Asia due to Chinese New Year. In automotive, relative to other end-markets, we anticipate some lingering impact of destocking in the first quarter, but still expect EM auto volumes to recover more in line with industry build rates. We remain optimistic in the medium to long-term outlook for global auto builds due to easing raw material constraints as well as the ability of OEMs to continue to trim record margin levels to incentivize demand if needed.
In the first quarter, we anticipate a sequential lift in EM adjusted EBIT of $40 to $50 million driven by both the legacy EM business as well as greater contributions from M&M. This would translate to an EM adjusted EBIT of $180 to $190 million which contemplates some residual destocking, lingering competitive challenges in Europe, and a $15 million sequential headwind in our medical implant business due to contract and order timing dynamics. We expect roughly flat contributions from our EM affiliates.
To summarize my business comments, we are starting to see an inflection at this point in the first quarter on which we will build. Despite challenging 2023 demand dynamics to date, we expect sequential earnings improvement across AC and EM (both legacy EM and M&M contribution) that gives us confidence in first quarter adjusted earnings per share of approximately $1.50 to $1.75 (inclusive of approximately $0.30 per share of M&M transaction amortization). This first quarter guidance is inclusive of anticipated first quarter net expenses of $105 to $115 million in Other Activities, which reflects the impact of M&M as well as an increase in pension expense across 2023.

Let me transition to our second objective of integrating and synergizing our acquisitions. We remain excited about the value creation opportunities presented by the M&M acquisition. We are aggressively addressing the near-term challenges in the acquired business and ensuring our actions are both expeditious and sustainable.
As with our legacy businesses, we expect the M&M fourth quarter contribution will represent a floor which will inflect upward in the first quarter and further accelerate in the second quarter.
Across November and December, the M&M acquisition contributed $39 million in EBITDA to Celanese, which was reflected in our reporting segments as a $56 million EBITDA contribution to EM and an alignment of $17 million in costs to Other Activities. The charge to Other Activities represents direct M&M costs across certain corporate and support functions and is consistent with our historical accounting for those types of costs.
The M&M business contributed $9 million in EBIT to EM across November and December. I will remind you that the M&M EBIT contribution was fully burdened by transaction amortization. We recently completed our work on the preliminary purchase price allocation and determined that total M&M depreciation and amortization (D&A) will be approximately $275 million in 2023, of which $121 million is transaction amortization. A similar rate of D&A was applied across November and December.
The fourth quarter earnings contribution from M&M was challenged as a result of several dynamics.
•Sequential M&M volume sold across all of the fourth quarter declined by 7 percent due primarily to demand softness and destocking in automotive in Asia and Europe.
•Adverse effects of a significant global fixed cost base that was broadly operating at lower production rates.

•As a result of M&M progressively building inventory across 2022, fourth quarter sales included higher cost inventory that reflected lagging raw material price dynamics. We expect the first quarter will be an inflection point as average cost of inventory starts to trend down.
•Increased production constraints for Vamac®, a high-value elastomer which is currently sold out.
•An $11 million sequential headwind due to foreign currency.
We are clearly starting from a more challenging place than we anticipated driven by unexpected underperformance of the acquired business, particularly late in the year, and higher than anticipated borrowing costs. The financial benefits of the actions our teams have completed position us to lift our sequential performance in the first quarter and build thereafter. Let me highlight what they are accomplishing.
•We trained the commercial team on the full product portfolio and have created a commercial pipeline approach to facilitate cross-selling of products while on different Customer Relationship Management (CRM) systems. We expect to start the second quarter on a single CRM, which will increase cross-selling.
•We have completed all necessary work to achieve targeted tax synergies from the acquisition, contributing to a projected Celanese adjusted tax rate of 13 percent in 2023. Our teams are identifying potential incremental opportunities beyond our original target for tax synergies.
•We have completed 12 office consolidations and expect to complete 6 more over the next 6 months where we have locations in close proximity to each other. These office moves have been done well ahead of lease termination dates. Savings from the completed consolidations will start contributing to earnings as leases expire during the second half of the year. In 2023, we expect our real estate synergies will deliver approximately $16 million in savings.
•We have finalized the senior leadership team (first two organizational levels) of the combined EM and M&M. Actions taken will drive an estimated $13 million in cost savings in 2023. We are rapidly progressing in organizational planning for the EM commercial and technology functions and expect that work to be finalized over the next few months and contribute meaningful savings starting in the second quarter.
•We are optimizing planning and production across the greater manufacturing network and relying more heavily on "make to order" production to begin drawing M&M inventory down to levels more in line with EM. The fourth quarter was the only quarter in 2022 where M&M saw a reduction in the ending value of inventory, despite an average price per unit of inventory that was still rising. Across the first three quarters of 2022, M&M averaged an approximately 20 percent increase in total inventory each quarter.
•We have implemented uniform policies and approval processes for customer service requests across the organization. As an example, we expect less than $10 million in total Celanese air freight in 2023, compared to over $40 million in combined air freight in 2021, predominantly driven by M&M.
•We are currently actioning over 20 separate procurement projects, some of which will begin contributing synergy savings in the first quarter.
•We shut down our EM production facility in Silao, Mexico at the end of 2022 as a first step in optimizing the expanded global manufacturing network. That capacity is in the process of being moved to other facilities in the Americas.
•We have completed qualification work to begin in-sourcing a significant portion of M&M’s PA66 polymer production for legacy EM compounding. Cost savings from in-sourcing will increase as we complete qualification of certain grades in all regions during this year, and we consume remaining third-party PA66 in inventory.
•We are scouring through hundreds of third-party expenses (contractual and otherwise) impacting functional spend for services and subscriptions which are redundant or unnecessary. As just one example, we elected to not renew a professional auto racing sponsorship worth approximately $2 million a year.
•We are taking actions to relieve some of the production constraints for Vamac®, a specialty material which is currently sold-out, and expect additional production volume across 2023.
•We are working to exit individual transition service agreements with DuPont as rapidly as possible. We have already exited over a half dozen transition service agreements including trade compliance, consulting, and product stewardship for which our EM teams have absorbed the work.
While many of these actions will contribute to earnings later in the year for the reasons I described, we do anticipate a step up in the first quarter M&M EBITDA contribution to Celanese to between $80 and $90 million. We anticipate the EBIT contribution to EM will be $35 to $40 million, after aligning approximately $25 million of costs to Other Activities in the quarter. We expect the pace of improvement to accelerate further coming out of the first quarter.

My charge to the team remains in place to strive for a neutral adjusted earnings per share impact from the M&M transaction across 2023. Despite a more challenging starting place in 2023, I believe this is still achievable with help from a strong synergy outlook for the year and a forecasted annual D&A burden that will be approximately $75 million lower than our original estimate. In order to achieve earnings per share neutrality in 2023, the base M&M business will now need to deliver between $700 and $750 million in EBITDA to Celanese as well as full year one synergies. We are still confident in the run-rate M&M EBITDA contribution achievable when we exit 2023 and are focused on accelerating the pace of performance recovery across the year.
Our teams across the world are working with purpose and urgency on many more initiatives to lift M&M and our legacy businesses and to execute on our deleveraging plan. As the most recent action, I am pleased to highlight our announcement today of a Food Ingredients JV. We will be contributing our Food Ingredients business to the JV, and retaining a 30 percent stake. While a smaller business in the Celanese portfolio, Food Ingredients has been an important source of raw material integration with AC. We have looked at a potential transaction involving this business at different times over the years and are thrilled to have secured this JV structure with a partner like Mitsui. This transaction allows us to monetize a majority of that business in a value accretive way while preserving the growing demand benefit of raw material integration with AC. Additionally, the transaction represents an early and meaningful step in our deleveraging plan about which Scott will comment further.
To summarize my comments, our teams are aligned on our shared objectives and are actively working to secure earnings growth for us as we progress through the year. This fact, combined with the improved business conditions we are seeing in the March order book gives me confidence in an upward trajectory in our performance as we progress through the year. Across the full year, we anticipate adjusted earnings of $12.00 to $13.00 per share (inclusive of approximately $1.20 per share of transaction amortization). This guidance is inclusive of a slower than expected start to 2023 due to first quarter conditions and an approximately $100 million increase in pension expense versus 2022.
We remain committed to taking actions that will continue to increase the earnings power of Celanese in the future and I reiterate my confidence in the ability of our teams to continue to deliver on this commitment.

Scott Richardson, Celanese Corporation, Chief Financial Officer
Before I address our third overarching objective, let me offer further detail on Other Activities which will have a more meaningful impact on the 2023 adjusted earnings per share guidance Lori offered.
In 2023, we expect to see an incremental approximately $200 million in cost in Other Activities versus the prior year. Approximately half of this increase is driven by direct M&M costs across certain corporate and support functions that will show up in Other Activities. These costs are not new, but simply a realignment of M&M costs that is consistent with our existing accounting practices.
The other half of the increase is the result of an approximately $100 million increase in GAAP pension expense, caused mainly by changes in discount rate assumptions which will increase pension interest cost in 2023. The status of our U.S. pension, which makes up the vast majority of our global pension obligations, is unchanged and remains fully funded.
Turning to our third overarching objective of executing on our deleveraging plan, let me reiterate that our debt paydown will be supported by meaningful progress in our cash repatriation efforts. Across the last two months of 2022, we repatriated approximately $100 million in cash from China. By the end of the first quarter, or very shortly thereafter, we expect to repatriate approximately $300 million additional excess cash from China. We have similar cash repatriation initiatives underway in several other countries.
We expect our businesses will see seasonally lower cash generation in the first quarter as is typical historically. As a result, some of our cash repatriated in the first quarter was used to service our U.S. borrowing, including 6-months' worth of interest which was due in January. We are temporarily utilizing our revolving credit facility as needed, depending on the timing of our cash generation and repatriation activities. We expect that any balance on our revolver will be paid down by the end of the first quarter or very shortly thereafter.
Let me highlight that our team also continues to monitor foreign currency and interest rate dynamics for opportunities to convert more of our U.S. dollar debt into lower interest rate currencies to reduce our overall borrowing rate and align with the currency of our earnings. I am pleased to share that in the first quarter we have begun the process to effectively redomicile a portion of our U.S. terms loans by securing new loans in China. During 2023, we expect to secure up to $700 million in Chinese loans, with about half completed in the first quarter. Cash from these loans will also be sent to the U.S. to pay down U.S. dollar debt. This redomiciling of a portion of our debt to China will result in an interest rate reduction across the $700 million versus current borrowing rates on our U.S. term loans.
Let me finish my comments today by highlighting two additional initiatives our teams completed that have a meaningful positive impact on our deleveraging.
Via an SEC Form 8-K filing earlier today, we disclosed an amendment to our existing debt covenants tied directly to our three outstanding U.S. terms loans and revolving credit facility. Those debt covenants consist most notably of a trailing 12-month Net Debt to EBITDA covenant, which stepped up when the M&M transaction closed and was scheduled to tick down in phases across the next two years. Due to the unfortunate timing of external macro challenges, recent underperformance of M&M, and the fact that we have several very strong EBITDA quarters coming off of our trailing 12-month performance, we proactively addressed those covenants to eliminate potential concerns later in the year.
As a result, we secured an amendment to increase the net debt to EBITDA covenant for an amendment period that extends from the first quarter of 2023 to the first quarter of 2024. As part of the agreement to amend covenants, we formalized certain commitments we had already made publicly and to credit rating agencies, including no share repurchases during the amendment period. The total cost of the amendment process was less than $3 million, and we are very pleased to have resolved potential future concerns around debt covenants.
Secondly, I would like to thank our many teams who worked on the Food Ingredients JV. This transaction allows us to monetize a majority of that business at a value consistent with our expectations and, after the anticipated closing in the third quarter, retire additional debt using proceeds. For purposes of debt covenants, any cash gain on sale from this transaction will not be adjusted out of EBITDA and will result in a reduction in our net debt to EBITDA of approximately 0.7x for 12 months after closing.
As a result of the actions we are taking to maximize 2023 free cash flow and the added deleveraging from the Food Ingredients JV, we are very confident we will achieve the original deleveraging plan we shared when we announced the acquisition to reduce net debt across 2023 by $1 billion or more.
We remain committed to executing against the objectives we have outlined and eager to share the actions we will take over the coming quarters. This concludes our prepared remarks. We look forward to discussing our fourth quarter results and addressing your questions.

Forward-Looking Statements

These prepared comments may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in these comments. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; volatility or changes in the price and availability of raw materials and energy, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the length and depth of product and industry business cycles, particularly in the automotive, electrical, mobility, textiles, medical, electronics and construction industries; the ability to pass increases in raw material prices, logistics costs and other costs on to customers or otherwise improve margins through price increases; the accuracy or inaccuracy of our beliefs and assumptions regarding anticipated benefits of the acquisition (the "M&M Acquisition") by us of the majority of the Mobility & Materials business (the "M&M Business") of DuPont de Nemours, Inc., including as a result of the performance of the M&M Business between signing and closing of the M&M Acquisition; the possibility that we will not be able to realize anticipated improvements in the M&M Business's financial performance — including optimizing pricing, currency mix and inventory — or realize the anticipated benefits of the M&M Acquisition, including synergies and growth opportunities, within the anticipated timeframe, or at all, whether as a result of difficulties arising from the operation or integration of the M&M Business or other unanticipated delays, costs, inefficiencies or liabilities; increased commercial, legal or regulatory complexity of entering into, or expanding our exposure to, certain end markets and geographies; risks in the global economy and equity and credit markets and their potential impact on our ability to pay down debt in the future and/or refinance at suitable rates, in a timely manner, or at all; diversion of management's attention from ongoing business operations and opportunities and other disruption caused by the M&M Acquisition and the integration processes and their impact on our existing business and relationships; risks and costs associated with increased leverage from the M&M Acquisition, including increased interest expense and potential reduction of business and strategic flexibility; the ability to maintain plant utilization rates and to implement planned capacity additions, expansions and maintenance; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; the ability to identify desirable potential acquisition or divestiture opportunities and to complete such transactions, including obtaining regulatory approvals, consistent with the Company's strategy; market acceptance of our products and technology; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, transportation, logistics or supply chain disruptions, cybersecurity incidents, terrorism or political unrest, public health crises (including, but not limited to, the COVID-19 pandemic), or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war (such as the Russia-Ukraine conflict) or terrorist incidents or as a result of weather, natural disasters, or other crises; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in applicable tariffs, duties and trade agreements, tax rates or legislation throughout the world including, but not limited to, adjustments, changes in estimates or interpretations or the resolution of tax examinations or audits that may impact recorded or future tax impacts and potential regulatory and legislative tax developments in the United States and other jurisdictions; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; potential liability for remedial actions and increased costs under existing or future environmental, health and safety regulations, including those relating to climate change or other sustainability matters; potential liability resulting from pending or future claims or litigation, including investigations or enforcement actions, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; tax rates and changes thereto; our ability to obtain regulatory approval for, and satisfy closing conditions to, any transactions described herein that have not closed; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Non-GAAP Financial Measures
These prepared comments, and statements made in connection with these prepared comments, refer to non-GAAP financial measures. For more information on the non-GAAP financial measures used by the Company, including the most directly comparable GAAP financial measure for each non-GAAP financial measure used, including definitions and reconciliations of the differences between such non-GAAP financial measures and the comparable GAAP financial measures, please refer to the Non-US GAAP Financial Measures and Supplemental Information document available on our website, investors.celanese.com, under Financial Information/Financial Document Library.